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Genta Initiates New Clinical Trial of Tesetaxel, the Leading Oral Taxane in Clinical Development
BERKELEY HEIGHTS, NJ — January 14, 2009 — Genta Incorporated (OTCBB: GNTA.OB) announced it has initiated a new clinical trial with tesetaxel, the latest addition to Genta’s oncology product portfolio. Unlike standard taxanes such as paclitaxel (Taxol®), which must be infused intravenously, tesetaxel is administered by mouth as a capsule. The new study will examine the clinical pharmacology of the drug over a narrow dosing range around the established Phase 2 dose. As a late Phase 2 agent, the Company believes tesetaxel is the leading oral taxane currently in clinical development.
“Taxanes are the most widely used class of anticancer compounds,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer. “Successful development of an oral taxane has been a research goal that has eluded many pharmaceutical companies. Tesetaxel has already been tested in more than 250 patients with various types of cancer in the U.S., Europe, and Japan. By eliminating serious hypersensitivity infusion reactions, as well as potentially reducing nerve damage and overcoming resistance to standard taxanes, tesetaxel may offer important new treatment options for patients with advanced cancer.”
“Having been associated with this drug since its original Phase 1 trial, I am delighted to lead this key study that will enable the pivotal trials to proceed,” said Dr. Anthony Tolcher, Director of Clinical Research, South Texas Accelerated Research Therapeutics, San Antonio, TX. “Completed Phase 2 studies of tesetaxel in advanced breast, colon and stomach cancer have shown promising activity. We believe the innovative development strategy created for tesetaxel may enable this drug to become the first oral taxane to achieve regulatory approval.”
About Tesetaxel
Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. However, both of these agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation. Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).
With administration as an oral capsule, tesetaxel was developed with a goal of maintaining the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience. The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs, including “all oral” chemotherapy programs. Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.
As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes. Moreover, unlike other oral taxanes that are currently in clinical development, nerve damage has not been a prominent side effect of tesetaxel. Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity. More than 250 patients worldwide have been treated with oral tesetaxel in Phase 1 and Phase 2 clinical trials.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact. The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements. The Company does not undertake to update any forward-looking statements. Factors that could affect actual results include, without limitation, risks associated with:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
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Genta Investor Relations
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